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Exhibit 10.2

JED Oil Inc.

Annual Bonus Plan

        The following is hereby adopted and approved by the Board of Directors on January 16, 2004:

        1.    Definitions

        In this document, the following words and phrases have the following meanings:

        "Annual Bonus" means the amount determined annually pursuant to clause 2 below;

        "Annual Bonus Plan" means the annual bonus plan of JED adopted herein;

        "Compensation Committee" means the Compensation Committee of the Board of Directors of JED as established from time to time or, if no such committee is established, the Board of Directors of JED;

        "JED" means JED Oil Inc.;

        "JED Shares" means the common shares in the capital stock of JED:

        "Increase in Value" means the amount determined at December 31st for each year of the Annual Bonus Plan by the formula:

I = (P1 - P2) × N

where "I" means the Increase in Value, "P1" means the Year-end Share Price determined for such year; "P2" means (i) for December 31, 2004 the Initial Share Price, and (ii) thereafter the Year-end Share Price for the immediately preceding December 31st, and "N" means the Share Number;

        "Initial Share Price" means the subscription price of the JED Shares offered for sale by JED in its IPO;

        "IPO" means the initial public offering of JED Shares;

        "Share Number" means, for each December 31st during the term of the Annual Bonus Plan, the weighted average number of shares determined as at such date for the financial statements of JED;

        "Year-end Share Price" means the greater of: (i) the weighted average trading price of JED Shares traded through the facility of the American Stock Exchange (or such other stock exchange on which JED Shares may be listed for trading) for the 15 trading days ending December 31st of each year during the term of the Annual Bonus Plan; or (ii) the Initial Share Price.

        2.    Annual Bonus Plan Established

        The Annual Bonus Plan is hereby established. The aggregate annual bonus amount (the "Annual Bonus") for each year shall be equal to two and three/quarters percent (2.75%) of the Increase in Value for such year.

        3.    Eligibility

        Persons who are directors, officers and employees of JED on December 31st of any year shall be eligible to participate in the Annual Bonus Plan for such year, and consultants to JED on December 31st of any year may be eligible to participate in the Annual Bonus Plan for such year at the discretion of the Compensation Committee. Persons who ceased to be directors, officers, employees or consultants of JED during a year may be eligible to participate in the Annual Bonus Plan for such year at the discretion of the Compensation Committee.

        4.    Allocation and Payment

        No later than January 20th of each year, the Compensation Committee shall determine the eligibility for the previous year of consultants to JED and of person who ceased to be directors, officers or employees of JED during such year; shall allocate the Annual Bonus payable for the previous year among the directors and officers, and shall further allocate a total amount for the employees and eligible consultants, which total shall be allocated among the employees and eligible consultants by JED's Chief Executive Officer with the approval of the Compensation Committee. Payment of the Annual Bonus to the eligible persons for each year shall be made by JED no later than January 31st of the next following year.

        5.    Administration

        The Annual Bonus Plan shall be administered by the Compensation Committee and their decisions as to eligibility, allocations and the amount of the Annual Bonus shall be final.

        6.    Approvals

        The Annual Bonus Plan and any material amendments hereto are subject to any required regulatory approvals.

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JED Oil Inc. Annual Bonus Plan